EXHIBIT 99.1

Summer Infant Reports Fourth Quarter and Full Year 2014 Results

Company Positioned for Further Growth and Margin Expansion in 2015

WOONSOCKET, R.I., March 4, 2015 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (Nasdaq:SUMR), global leader in premium juvenile products, today announced financial results for the fourth quarter and year ended January 3, 2015.

"Summer Infant ended 2014 as a leaner, more nimble, and focused organization better equipped to build its brands and achieve superior financial results," said Carol Bramson, Chief Executive Officer. "Excluding the impact of our exit from the Disney® and Carter's® licensing arrangements, net sales climbed 5.3% year-over-year, while gross margin improved 140 basis points and Adjusted EBITDA grew 32% versus 2013. We also saw substantially higher revenue in Latin America and across our ecommerce channels – both areas being targeted to accelerate our top line going forward. We are pleased with our accomplishments in 2014 but know we have more work ahead of us to take Summer Infant to a higher level of operating performance.

"We will continue to focus on our core brands within the safety, nursery and feeding space and are on track for several product introductions this year. In addition, we are making meaningful progress towards restructuring our credit facilities with a goal of reducing interest expense and bolstering our balance sheet. Overall, we believe Summer Infant is in much better shape than a year ago and are committed to building our brands, supporting our core product categories, and investing in consumer-driven innovation to drive expansion. We will also target new channels, international growth and increased ecommerce – all with the aim of ensuring higher returns for our shareholders going forward."

Fourth Quarter Results

Net sales for the three months ended January 3, 2015 were $51.0 million compared with $44.7 million for the three months ended December 31, 2013.

Gross profit for the fourth quarter of 2014 was $16.4 million compared with $14.4 million in the fourth quarter of 2013, reflecting higher sales year-over-year. Gross profit as a percent of net sales was essentially unchanged at 32.3% in both fiscal 2014 and fiscal 2013.

Selling expenses were $4.7 million for the fourth quarter of 2014 compared with $4.8 million for the fourth quarter of 2013. General and administrative expenses (G&A) rose to $10.8 million in fiscal 2014 from $9.8 million in fiscal 2013 in tandem with the management changes last year.

The Company reported a net loss of $0.6 million, or $(0.03) per share, in the fourth quarter of 2014 compared with a net loss of $1.7 million, or $(0.09) per share, in the fourth quarter of 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $2.0 million compared with $0.9 million for the fourth quarter of 2013. Adjusted EBITDA for the fourth quarter of 2014 includes $0.8 million in permitted add-back charges compared with $1.0 million in the fourth quarter of 2013.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Full Year Results

Net sales for the twelve months ended January 3, 2015 were $205.4 million compared with $208.2 million for the twelve months ended December 31, 2013. Excluding $0.6 million and $16.9 million of sales related to the exit of the Disney® and Carter's® licensing arrangements in fiscal 2014 and 2013, respectively, fiscal 2014 net sales increased 5.3%.

Gross profit for fiscal 2014 was $66.9 million as compared with $65.0 million in 2013. Gross profit as a percent of sales rose to 32.6% in 2014 from 31.2% last year, an improvement of 140 basis points. The increase in gross margin was due to a favorable mix of higher-margin products sold, partially offset by the negative impact of the Company's voluntary battery recall announced in the second quarter of fiscal 2014 and inventory charges related to exiting certain licensing agreements. Excluding the impact of these items, in fiscal 2014, gross margin would have been 33.0%.

Selling expenses decreased 11.5% to $18.4 million for fiscal 2014 as compared with $20.8 million for fiscal 2013. As a percent of net sales, selling expense declined to 9.0% from 10.0% in the prior-year period, with the reduction primarily attributable to cost controls implemented over retailer programs such as cooperative advertising and lower royalty costs due to discontinued licensing arrangements. G&A expense was $40.3 million for the year ended January 3, 2015 versus $38.0 million for the year ended December 31, 2013. G&A expense for 2014 included $2.2 million of severance costs and special project fees related to the management changes that took place, along with costs related to the settlement of legal claims of $0.3 million. Excluding these costs G&A expense was $37.8 million in 2014.

The Company reported a net loss of $0.2 million, or $(0.01) per share, for the twelve months ended January 3, 2015, compared with a net loss of $2.8 million, or $(0.16) per share in 2013, reflecting higher gross profit, lower expenses, and lower interest expense year-over-year.

Adjusted EBITDA for fiscal 2014 was $12.7 million, compared with $9.7 million in 2013. Adjusted EBITDA for 2014 includes $3.3 million in permitted add-back charges compared with $2.6 million in 2013. Adjusted EBITDA does not include the impact of certain one-time items in fiscal 2014 such as the voluntary battery recall and related legal claims and unplanned post audit adjustments made by retailers.

Balance Sheet Highlights

As of January 3, 2015, the Company had approximately $1.3 million of cash and $58.7 million of debt compared with $1.6 million of cash and $49.7 million of debt on December 31, 2013.

Inventory at January 3, 2015 was $44.0 million compared with $38.4 million at December 31, 2013. The higher year-end inventory level reflects a certain amount of safety stock, new product introductions, and proactive measures taken in 2014 preparation for an anticipated port slow down on the West Coast of the United States. Inventory in the fourth quarter of 2014 declined nearly 10% sequentially from the third quarter, a trend that is expected to continue.

Trade receivables as of January 3, 2015 was $38.8 million compared with $34.6 million as of December 31, 2013. Accounts payable and accrued expenses at fiscal year end were $30.5 million, compared with $31.7 million as of December 31, 2013.

Conference Call Information

Management will host a conference call to discuss the financial results today, March 4, at 10:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial (877) 407-8293 or (201) 689-8349. An archive of the webcast will be available on the Company's website for one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) improved financial performance in 2015 and beyond, (ii) product introductions in 2015, (iii) restructuring of its credit facilities and reductions in interest expense and outstanding debt, and (iii) its ability to expand sales channels and grow ecommerce and international sales. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers and in new channels; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share amounts and per share data)

	For the 3 Months Ending		For the fiscal year ended
	January 3, 2015	December 31, 2013	January 3, 2015	December 31, 2013
	(unaudited)	(unaudited)
Net sales	$ 50,969	$ 44,738	$ 205,359	$ 208,173
Cost of goods sold	34,521	30,307	138,418	143,166
Gross profit	16,448	14,431	66,941	65,007
General & administrative expenses(1)	10,770	9,826	40,273	38,022
Selling expense	4,695	4,785	18,437	20,839
Depreciation and amortization	1,416	1,364	5,548	6,280
Operating (loss)/income	(433)	(1,544)	2,683	(134)
Interest expense	884	871	3,455	3,999
Loss before taxes	$ (1,317)	$ (2,415)	$ (772)	$ (4,133)
(Benefit) for income taxes	(706)	(737)	(527)	(1,318)
Net loss	$ (611)	$ (1,678)	$ (245)	$ (2,815)

Loss per diluted share	$ (0.03)	$ (0.09)	$ (0.01)	$ (0.16)
Shares used in fully diluted EPS	18,141,738	17,979,480	18,060,799	17,929,734

Reconciliation of Non-GAAP EBITDA
Net loss	$ (611)	$ (1,678)	$ (245)	$ (2,815)
Plus: interest expense	(884)	(871)	(3,455)	(3,999)
Plus: benefit for income taxes	(706)	(737)	(527)	(1,318)
Plus: depreciation and amortization	1,416	1,364	5,548	6,280
Plus: non-cash stock based stock compensation expense	209	164	1,220	893
Plus: permitted add-backs (2)	838	951	3,294	2,637
Adjusted EBITDA	$ 262	$ (807)	$ 5,835	$ 1,678

Reconciliation of Adjusted EPS
Net loss	$ (611)	$ (1,678)	$ (245)	$ (2,815)
Plus: permitted add-backs (3)	479	648	1,884	1,796
Plus: unamortized deferred financing costs(4)	--	--	--	230
Plus: loss on certain close-out sales in January & February	--	--	--	99
Adjusted Net (loss)/income	$ (132)	$ (1,030)	$ 1,639	$ (690)

Adjusted earning per diluted share	$ (0.01)	$ (0.06)	$ 0.09	$ (0.04)

(1) Includes Stock Option Expense

(2) Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreements. Permitted add-backs for the 3 months ended January 3, 2015 include severance cost ($360), special projects ($275), and Board fees ($203). Permitted add-backs for the the three months ended December 31, 2013 consisted of severance costs ($624), Board Fees ($119), special projects ($79), Carter's related scrap ($107), and losses on certain Carter's close-out sales ($22). Permitted add-backs for the twelve months ended January 3, 2015 include special projects ($1,446), severance cost ($756), Board fees ($475), Losses on Carter's related sales ($69), Carter's related scrap ($170), close-out sales related to furniture ($232) and Car seat related scrap ($146). Permitted add-backs for the twelve months ended December 31, 2013 consisted of severance costs ($810), Board fees ($384), Disney related items ($337), special projects ($276), consulting fees ($242), losses on certain Disney sales ($203), losses on certain Carter's close-out sales ($178), Carter's related scrap ($107), and losses on certain car seat sales ($100).

(3) Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreements. Permitted add-backs for the 3 months ended January 3, 2015 include severance cost (Gross $360/Net $206), special projects (Gross $275/Net $157), and Board fees (Gross $203/Net $116). Permitted add-backs for the the three months ended December 31, 2013 consisted of severance costs (Gross $624/Net $425), Board Fees (Gross $119/Net $81), special projects (Gross $79/Net $54), Carter's related scrap (Gross $107/Net $73), and losses on certain Carter's close-out sales (Gross $22/Net $15). Permitted add-backs for the twelve months ended January 3, 2015 include special projects (Gross $1,446/Net $827), severance cost (Gross $756/Net $432), Board fees (Gross $475/Net $272), Losses on Carter's related sales (Gross $69/Net $39), Carter's related scrap (Gross $170/Net $97), close-out sales related to furniture (Gross $232/Net $133) and Car seat related scrap (Gross $146/Net $84). Permitted add-backs for the twelve months ended December 31, 2013 consisted of severance costs (Gross $810/Net $552), Board fees (Gross $384/Net $262), Disney related items (Gross $337/Net $229), special projects (Gross $276/Net $188), consulting fees (Gross $242/Net $165), losses on certain Disney sales (Gross $203/Net $138), losses on certain Carter's sales (Gross $178/Net $121), Carter's related scrap (Gross $107/Net $73), and losses on certain car seat sales (Gross $100/Net $68).

(4) Write off of unamortized deferred financing costs for Bank of America retired loan in Q1 2013, (Gross $338/Net $230).

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	January 3, 2015	December 31, 2013

Cash and cash equivalents	$ 1,272	$ 1,573
Trade receivables, net	38,794	34,574
Inventory, net	44,010	38,378
Property and equipment, net	13,080	14,796
Other intangibles, net	20,679	21,575
Other assets	4,632	4,471
Total assets	$ 122,467	$ 115,367

Accounts payable	$ 21,878	$ 22,072
Accrued expenses	8,628	9,658
Current portion of long-term debt	1,641	1,962
Long term debt, less current portion	57,097	47,756
Other long term liabilities	2,994	3,289
Deferred tax liabilities	2,378	3,140
Total liabilities	94,616	87,877

Total stockholders' equity	27,851	27,490
Total liabilities and stockholders' equity	$ 122,467	$ 115,367
CONTACT: Company Contact:
         Chris Witty
         Investor Relations
         646-438-9385
         cwitty@darrowir.com